UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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GOLDEN GRAIN ENERGY, LLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1822 43rd St. SW

Mason City, IA 50401

NOTICE OF ANNUAL MEETING OF MEMBERS

Friday, February 15, 2008

To our members:

The 2008 annual meeting of members (the “2008 Annual Meeting”) of Golden Grain Energy, LLC (the “Company”) will be held on Friday, February 15, 2008, at the Holiday Inn, 2101 4th Street SW, Mason City, Iowa.  Registration for the meeting will begin at 5:00 p.m. with dinner at 6:00 p.m.  The 2008 Annual Meeting will follow the dinner, and will commence at approximately 7:00 p.m.  The purposes of the meeting are to:

•                  elect two directors; and

•                  transact such other business as may properly come before the 2008 Annual Meeting or any adjournments thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.  If you have any questions regarding the information in the proxy statement or regarding completion of the enclosed proxy card, please call the Company at (641) 423-8525.

Only members listed on the Company’s records at the close of business on January 21, 2008 are entitled to notice of the 2008 Annual Meeting and to vote at the 2008 Annual Meeting and any adjournments thereof.

All members are cordially invited to attend the 2008 Annual Meeting in person.  However, to assure the presence of a quorum, the board of directors requests that you promptly sign, date and return the enclosed proxy card, which is solicited by the board of directors, whether or not you plan to attend the meeting.  The proxy will not be used if you attend and vote at the meeting in person.  Only proxies received prior to 5:00 p.m. on Wednesday, February 13, 2008 will be counted.  You may fax the enclosed proxy card to the Company at (641) 421-8457 or mail it using the enclosed envelope.

By order of the board of directors,

DAVE SOVEREIGN

Chairman of the board

Mason City, Iowa

January 21, 2008

Golden Grain Energy, LLC

1822 43rd St. SW

Mason City, Iowa 50401

Proxy Statement

Annual Meeting of Members

Friday, February 15, 2008

The enclosed proxy is solicited by the board of directors of Golden Grain Energy, LLC (the “Company”) for use at the 2008 annual meeting of members of the Company to be held on Friday, February 15, 2008 (the “2008 Annual Meeting”), and at any adjournment thereof.  The 2008 Annual Meeting will be held at the Holiday Inn, 2101 4th Street SW, Mason City, Iowa.  Registration for the meeting will begin at 5:00 p.m. with dinner at 6:00 p.m.  The 2008 Annual Meeting will follow the dinner, and will commence at approximately 7:00 p.m.  This solicitation is being made by mail, however the Company may also use its officers, directors, and employees (without providing them with additional compensation) to solicit proxies from members in person or by telephone, facsimile or letter.   Distribution of this proxy statement and a proxy card is scheduled to begin on or about January 21, 2008.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did I receive this proxy statement?

A:

The board of directors is soliciting your proxy to vote at the 2008 Annual Meeting because you were a member of the Company at the close of business on January 21, 2008, the record date, and are entitled to vote at the meeting.

Q:	What am I voting on?

A:	The election of two (2) directors. The nominees are Mr. Jerry Calease, Mr. Marion Cagley, and Mr. Kyle Wendland.

Q:	How many votes do I have?

A:	Members are entitled to one vote for each unit of Class A or Class B membership units that they hold.

Q:	What is the voting requirement to elect the directors?

A:

In the election of directors, the two persons receiving the greatest number of votes relative to the votes cast for their competitors will be elected regardless of whether an individual nominee receives votes from a majority of the quorum.

Q:	How many membership units are outstanding?

A:	On January 21, 2008, there were 23,540,000 outstanding Class A membership units and 920,000 outstanding Class B membership units for a total of 24,460,000 units outstanding.

Q:	What constitutes a quorum?

A:

As of the record date, the Company had 23,540,000 issued and outstanding Class A membership units and 920,000 issued and outstanding Class B membership units. The presence of members holding 30% of the total outstanding Class A and B membership units, or 7,338,000 membership units, constitutes a quorum. If you submit a properly executed proxy, then you will be counted as part of the quorum.

Q:	What is the effect of an abstention?

A:

Because directors are elected by plurality vote, abstentions will not be counted either for or against any nominee. Abstentions will be counted to determine whether a sufficient number of the voting membership units are represented to establish a quorum.

Q:	How do I vote?

A:	Membership units can be voted only if the holder of record is present at the 2008 Annual Meeting, either in person or by proxy. You may vote using either of the following methods:

•

Proxy card. The enclosed proxy card is a means by which a member may authorize the voting of his, her, or its membership units at the 2008 Annual Meeting. The membership units represented by each properly executed proxy card will be voted at the 2008 Annual Meeting in accordance with the member’s directions. The Company urges you to specify your choices by marking the appropriate boxes on your enclosed proxy card. After you have marked your choices, please sign and date the enclosed proxy card and return it in the enclosed envelope or fax it to the Company at (641) 421-8547. If you sign and return the proxy card without specifying your choices, your membership units will be voted FOR Jerry Calease and Marion Cagley.

• In person at the 2008 Annual Meeting. All members may vote in person at the 2008 Annual Meeting.

Q:	Do I have dissenters’ rights?

A:	Pursuant to Section 6.8 of the Company’s operating agreement (the “Operating Agreement”), members have no dissenters’ rights.

Q:	What can I do if I change my mind after I vote my units?

A:	You may revoke your proxy by:

• Voting in person at the 2008 Annual Meeting;
•

Giving personal or written notice of the revocation to Dave Sovereign, Chairman of the Company’s board of directors, at the Company’s offices at 1822 43rd St. SW, Mason City, Iowa 50401 which is received prior to 5:00 p.m. on Wednesday February 13, 2008; or

• Giving personal or written notice of the revocation to the Company’s Secretary, Ron Pumphrey, at the commencement of the 2008 Annual Meeting.

Q:	What happens if I mark too few or too many boxes on the proxy card?

A:

If you do not mark any choices on the proxy card, then the proxies will vote your units FOR Jerry Calease and Marion Cagley. You may wish to vote for only one director candidate. In this case, your vote will only be counted for the director candidate you have selected. If you mark contradicting choices on the proxy cards, such as both for and against a candidate, your votes will not be counted with respect to the director candidate that you marked contradicting choices for. If you vote for all three candidates, your votes will not be counted. However, each executed proxy card will be counted for purposes of determining whether a quorum is present at the meeting.

Q:	Who can attend the 2008 Annual Meeting?

A:	All members as of the close of business on the record date may attend the 2008 Annual Meeting.

Q:	What is the record date for the 2008 Annual Meeting?

A:	January 21, 2008.

Q:	Who will count the vote?

A:	The Company’s Chief Financial Officer, Christine Marchand, and our commodities manager, Steve Dietz.

Q:	How do I nominate a candidate for election as a director at next year’s annual meeting?

A:

Two director positions will stand for election at the 2009 Annual Meeting. Nominations for director seats are made by a nominating committee appointed by the board of directors. In addition, a member may nominate a candidate for director by following the procedures explained in Section 5.2(c) of the Operating Agreement.  Section 5.2(c) of the Operating Agreement requires that written notice of a member’s intent to nominate an individual for director must be given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not less than 120 calendar days prior to the date of the Company’s proxy statement released in connection with the previous year’s annual meeting. These procedures are described below in the question “When are member proposals and director nominations due for the 2009 annual meeting?”

Q:	What is a member proposal?

A:

A member proposal is your recommendation or requirement that the Company and/or the board of directors take action, which you intend to present at a meeting of the Company’s members. Your proposal should state as clearly as possible the course of action that you believe the Company should follow. If your proposal is included in the Company’s proxy statement, then the Company must also provide the means for members to vote on the matter via the proxy card. The deadlines and procedures for submitting member proposals are explained in the following question and answer. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Q:	When are member proposals and director nominations due for the 2009 annual meeting?

A:

In order to be considered for inclusion in next year’s proxy statement, member proposals, including director nominations, must be submitted in writing to the Company by September 27, 2008. The Company suggests that proposals for the 2009 annual meeting of the members be submitted by certified mail-return receipt requested.

Members who intend to present a proposal at the 2009 annual meeting of members without including such proposal in the Company’s proxy statement must provide the Company notice of such proposal no later than December 17, 2008. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

If the Company does not receive notice of a member proposal intended to be submitted to the 2009 annual meeting by December 17, 2008, the persons named on the proxy card accompanying the notice of meeting may vote on any such proposal in their discretion. However, if the Company does not receive notice of a member proposal intended to be submitted to the 2009 annual meeting by December 17, 2008, then the persons named on the proxy card may vote on any such proposal in their discretion only if the Company includes in its proxy statement an explanation of its intention with respect to voting on the proposal.

Q:	Who is paying for this proxy solicitation?

A:

The entire cost of this proxy solicitation will be borne by the Company. The cost will include the cost of supplying necessary additional copies of the solicitation material for beneficial owners of membership units held of record by brokers, dealers, banks and voting trustees and their nominees and, upon request, the reasonable expenses of such record holders for completing the mailing of such material and report to such beneficial owners.

PROPOSAL TO BE VOTED UPON

PROPOSAL ONE

ELECTION OF DIRECTORS

Seven (7) elected and five (5) appointed directors comprise our board of directors.  The board of directors is currently divided into three classes.  Two directors are to be elected by the members at the 2008 Annual Meeting and the terms of the remaining elected directors expire in either 2009 or 2010.  Below is a chart showing when each elected director’s term expires.

2008	Jerry Calease Marion Cagley
2009	Jim Boeding Duane Lynch
2010	Dave Sovereign Ron Pumphrey Stan Laures

At the 2005 annual meeting, Jerry Calease, and Marion Cagley were elected to serve three-year terms until the 2008 annual meeting.  At the 2006 annual meeting, Jim Boeding and Duane Lynch were re-elected to serve three-year terms until the 2009 annual meeting.  At the 2007 annual meeting, Dave Sovereign, Ron Pumphrey and Stan Laures were re-elected to serve three-year terms until the 2010 annual meeting.

The board of directors has recommended as nominees for election Mr. Jerry Calease, and Mr. Marion Cagley.  Mr. Calease has served on the board of directors since the Company’s inception.  Mr. Cagley has served on the board of directors since inception except for a period from April 1, 2004 to May 17, 2004 at which time he was appointed by the board of directors to fill a vacancy left by the resignation of Walter Wendland.

In addition to the two incumbent directors, Mr. Kyle Wendland has been nominated to run for election to our board of directors.  He has not previously served on our board of directors.  Mr. Kyle Wendland is the son of our President and Chief Executive Officer, Walter Wendland.

The following table contains certain information with respect to the nominees for election to the board of directors at the 2008 Annual Meeting:

Name and Principal Occupation	Age	Year First Became a Director (if applicable)	Term Expires (if applicable)
Jerry Calease, Farmer	55	2002	2008
Marion Cagley, Farmer	73	2002	2008
Kyle Wendland, Farmer	24	—	—

Biographical Information for Nominees

Marion Cagley, Director — Age 73

Mr. Cagley has served on the board of directors since the Company’s inception, except for a short period of time until he was appointed by the board of directors to fill a vacancy in April 2004.  For the past five years, Mr. Cagley has farmed 700 acres of corn and soybeans.

Jerry Calease, Director — Age 55

Mr. Calease was elected as a director at our annual members meeting on September 17, 2003.  For the past 35 years, Mr. Calease has been involved in a corn and soybean farming operation in Bremer County, Iowa.  Mr. Calease has been a certified crop advisor for over 10 years and a Douglas township trustee for over 20 years.  Mr. Calease also sits on the board of directors of Butler-Bremer Mutual Telephone Company, a private company.

Kyle Wendland, Nominee — Age 24

Mr. Wendland has been involved primarily in farming for the last twelve years.  Over the past five years, Mr. Wendland has been involved with an 800 head dairy and currently farms 600 acres near Fredericksburg.  Mr. Wendland is also employed by a family farming operation that raises grain, hogs and beef.  Mr. Wendland attended Northeast Iowa Community College and Iowa State University.  Mr. Kyle Wendland is the son of our President and Chief Executive Officer, Walter Wendland.

YOUR BOARD HAS DETERMINED THAT EACH NOMINEE IS QUALIFIED TO SERVE AS A DIRECTOR AND WOULD RECOMMEND A VOTE FOR ANY OF THE DIRECTORS.  YOU MAY VOTE FOR ONLY TWO NOMINEES.  FOR EACH PROPERLY EXECUTED PROXY WHERE THE MEMBER DOES NOT MARK ANY CHOICES FOR DIRECTOR, THE PROXIES WILL VOTE FOR THE INCUMBENT DIRECTORS MARION CAGLEY AND JERRY CALEASE.

Biographical Information for Non-nominee Directors

Dave Sovereign, Chairman and Director — Age 51

Mr. Sovereign has served on the board of directors since the Company’s inception.  For the past five years, Mr. Sovereign has been an active partner in a family farming operation near Cresco, Iowa, and as a partner in Paris Foods, Inc., a livestock production facility.  He is also a member of Sovereign Buildings, LLC, which owns and leases four hog confinement buildings.  Mr. Sovereign previously held the offices of vice chairman and vice president of the Company.

Mr. Sovereign also serves as the chairman of Paris Foods, Inc, a private company, as a director for Sovereign Trucking, Inc., a private company and as a director for Absolute Energy, LLC, a private company.

Ron Pumphrey, Secretary and Director — Age 58

Mr. Pumphrey has served as Secretary of the board of directors for the Company since its inception.  For the past ten years, he has been the general manager of Five Star Cooperative, New Hampton, Iowa.  This is a full-

service grain and farm supply cooperative in North Central and Northeastern Iowa, with twenty branch locations.   Mr. Pumphrey serves on various community organization boards in New Hampton.

Stanley Laures, Director — Age 68

Mr. Laures has served on the board of directors since the Company’s inception. During our first two years, he served as project coordinator with responsibility for all of the Company’s organizational issues.  For the past five years, he has been active in a family farming operation near New Hampton.  Mr. Laures also serves as a director for Laures Farms, Inc., a closely held Family Farm Corporation.

Stephen Eastman, Vice Chairman and Director — Age 38

Mr. Eastman has served on the board of directors of the Company since its inception.  For the past five years, Mr. Eastman has been the manager of Farmers Feed and Grain, a family owned business in Riceville, Iowa where he manages business services to grain producers.  For the past five years, he also has been involved in a farming operation that consists of corn, soybeans and cattle.

Mr. Eastman was appointed to the board of directors by Steve Retterath on December 17, 2003, pursuant to our operating agreement, which permits Class A unit holders owning one million or more of our Class A units to appoint one director to our board of directors.  Mr. Eastman will serve indefinitely on our board of directors at the pleasure of Mr. Retterath, so long as Mr. Retterath continues to own one million or more of our Class A units.

On April 23, 2004, the board of directors elected Mr. Eastman as the Company’s vice chairman.  Mr. Eastman is anticipated to hold the office of vice chairman until the earlier of his resignation or removal from office.  Mr. Eastman also serves as chairman and president for Homeland Energy Solutions, LLC, a publicly reporting company, as well as the vice chairman of Farmers Feed and Grain, a private company.

Steve Core, Director — Age 58

Mr. Core was appointed to our board of directors by Fagen, Inc., on December 17, 2003, pursuant to our operating agreement, which permits Class A unit holders owning one million or more of our Class A units to appoint one director to our board of directors.  For the past three years, Mr. Core has served as a consultant to Fagen, Inc., in connection with new ethanol plant construction.  Prior to that, he served as general manager of a 44 million gallon per year ethanol production facility in Minnesota.

Mr. Core will serve indefinitely as a director on our board of directors at the pleasure of Fagen Inc., so long as Fagen Inc. continues to own one million or more of our Class A units.  Mr. Core also serves as a director for Homeland Energy Solutions, LLC, a publicly reporting company and Little Sioux Corn Processors, LLC, a publicly reporting company.

Leslie M. Hansen, Director — Age 54

Ms. Hansen was appointed to our board of directors by Sizzle X, Inc on February 12, 2007, pursuant to our operating agreement, which permits Class A unit holders owning one million or more of our Class A units to appoint one director to our board of directors.  For the past five years, Ms. Hansen has served as chief financial officer of Precision of New Hampton, Inc., as vice-president and chief financial officer of Hotflush, Inc. and as owner of Blayne-Martin Corporation.

Ms. Hansen will serve indefinitely as a director on our board of directors at the pleasure of Sizzle X, Inc., so long as Sizzle X, Inc. continues to own one million or more of our Class A units.  Ms. Hansen also serves on the board of directors of Precision of New Hampton, Inc., a private company, Hotflush, Inc., a private company and as the elected representative to Homeland Energy Solutions, LLC, a publicly reporting company, for our Company.

Bernard Retterath, Director — Age 67

Mr. Retterath was appointed to our board of directors by Pompano Beach Holdings, LLC, on December 17, 2003, pursuant to our operating agreement, which permits Class A unit holders owning one million or more of our Class A units to appoint one director to our board of directors.  For the past five years, Mr. Retterath has been engaged in a farming and trucking operation near McIntire, Iowa.

Mr. Retterath will serve indefinitely as a director on our board of directors at the pleasure of Pompano Beach Holdings, LLC, so long as it continues to own one million or more of our Class A units.  Mr. Retterath also serves as a director for Homeland Energy Solutions, LLC, a publicly reporting company.

Steve Sukup, Director — Age 50

Mr. Sukup was appointed to the board of directors on April 18, 2005 by Fagen Engineering, LLC.  On August 21, 2006, Fagen Engineering, LLC transferred its units to Roland “Ron” Fagen.  On September 25, 2006, Ron Fagen reappointed Mr. Sukup to our board of directors pursuant to our operating agreement, which permits Class A unit holders owning one million or more of our Class A units to appoint one director to our board of directors.  For the past five years, Mr. Sukup has been a co-owner of Sukup Manufacturing Company, a family-owned agricultural business and his own farming operation.  Mr. Sukup sits on the board of directors of Golden Rule Insurance, a private company, Sukup Manufacturing Company, a private company and Liberty Bank of Iowa, a private company.

Mr. Sukup will serve indefinitely as a director on our board of directors at the pleasure of Ron Fagen for so long as he continues to own  one million or more of our Class A units.

Jim Boeding, Director — Age 60

Mr. Boeding has served on the board of directors since the Company’s inception.  For the past five years, Mr. Boeding has operated a farm near Decorah Iowa.

Mr. Boeding was reelected to the board of directors by the members at the 2006 annual meeting.  He will serve as a director until the 2009 annual members meeting, until a successor is elected and qualified, or until his earlier death, resignation, removal or disqualification. He previously held the office of treasurer for the Company until a Chief Financial Officer was appointed.  Mr. Boeding also serves as a director for Homeland Energy Solutions, LLC, a publicly reporting company.

Duane Lynch, Director — Age 67

Mr. Lynch has served on our board of directors since the Company’s inception.  For the past five years, Mr. Lynch has owned and operated a grain farm consisting primarily of corn and soybeans.  Mr. Lynch was previously employed by Dekalb of Latham as a seed salesman.

Mr. Lynch was reelected to the board of directors by the members at the 2006 annual meeting.  He will serve as a director until the 2009 annual members meeting, or until a successor is elected and qualified, or until his earlier death, resignation, removal or disqualification.

Biographical Information on Officers and Key Employees

Walter Wendland, President and Chief Executive Officer — Age 52

 On April 23, 2004, the board of directors elected and engaged Mr. Walter Wendland as President and Chief Executive Officer.  On the same date, Mr. Wendland resigned from the Company as chairman and director.  For two of the past five years, Mr. Wendland was the Company’s project and construction manager responsible for the development, construction and start-up operations of the Company’s ethanol plant.  For the past five years, he has owned and operated a 1,400-acre farm in addition to his involvement in the sale of corn gluten and other grain by-products to area farmers.

Mr. Wendland is anticipated to hold the office of President and Chief Executive Officer until the earlier of his resignation, death, disqualification or removal from office by the board of directors.  Mr. Wendland previously held the offices of chairman, vice chairman, and vice president of the Company.  Mr. Wendland also serves as a director for BioGold Fuel Corporation, a private company.

 Christine A. Marchand, Chief Financial Officer — Age 30

On November 21, 2005, the board of directors appointed Christine Marchand to serve as interim Chief Financial Officer of the Company until she was appointed permanent Chief Financial Officer on February 27, 2006.  Prior to her employment with the Company, Ms. Marchand was the controller at Kiefer Built, LLC and an accountant at Burton E. Tracy & Co., P.C.  Ms. Marchand is a certified public accountant.

Chad E.  Kuhlers, Plant Manager — Age 37

On August 11, 2004, we hired Chad Kuhlers as plant manager.  Prior to his employment with the Company, Mr. Kuhlers was the operations manager for Koch Hydrocarbon’s Medford, Oklahoma facility.  Mr. Kuhlers also served as the maintenance manager, process control engineer, reliability engineer and project engineer within the Koch Hydrocarbon organization.  He has an electrical engineering degree from Iowa State University and an MBA from Phillips University in Enid, Oklahoma.  Mr. Kuhlers also serves as a director for Homeland Energy Solutions, LLC, a publicly reporting company.

Steven L. Dietz, Commodities Manager — Age 35

Mr. Dietz began his employment with the Company on June 1, 2004.  From 2000 to 2004, Mr. Dietz was the general manager of the Monica Elevator Company in Princeville, Illinois.  Prior to his employment with Monica Elevator, he served as country elevator manager for Archer Daniels Midland in Dunlap, Illinois.  He graduated from Iowa State University with a B.S. in dairy science.  Mr. Dietz also serves as a director for Homeland Energy Solutions, LLC, a publicly reporting company.

Thomas E. Dennstedt, Laboratory Manager — Age 41

Mr. Dennstedt began employment with the Company on September 13, 2004.  Prior to his employment with us, Mr. Dennstedt was employed as an industrial microbiologist for ICM in Colwich, Kansas.  While employed with ICM, he participated in various ethanol plant startups.  Mr. Dennstedt has also served as the laboratory manager for Exol, Inc., an ethanol production facility in Glenville, Minnesota.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of January 21, 2008, the following beneficial owners owned or held 5% or more of our outstanding Class A units:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Class A Membership Units	Steve J. Retterath(1) 1466 Thatch Palm Drive Boca Raton, FL 33432	4,577,000 Class A Units	19.44%
Class A Membership Units	Roland “Ron” Fagen(2) 108 Miller Circle Granite Falls, MN 56241	2,000,000 Class A Units	8.50%

(1) Steve Retterath beneficially owns 2,000,000 of his 4,577,000 Class A units through Pompano Beach Holdings, LLC.

(2) Roland “Ron” Fagen beneficially owns 1,000,000 of his Class A units through his control of Fagen, Inc.

As of January 21, 2008, the following individual owned or held 5% or more of our outstanding Class B units:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Class B Membership Units	Jim Boeding(1) 2173 Madison Road Decorah, IA 52101	50,000 Class B Units	5.43%

(1) Jim Boeding is a director on the Company’s board of directors.

Security Ownership of Management

As of January 21, 2008, members of our board of directors and executive officers own Class A membership units as follows:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Class A Membership Units	Jim Boeding, Director 2173 Madison Road Decorah, IA 52101	62,000 Class A Units	0.26%
Class A Membership Units	Marion Cagley, Director 2370 Durham Avenue Ionia, IA 50645	38,000 Class A Units	0.16%
Class A Membership Units	Jerry Calease, Director 1826 130th Street Waverly, IA 50677	60,000 Class A Units	0.25%
Class A Membership Units	Stephen Eastman, Director 4401 Addison Avenue Riceville, IA 50466	90,000 Class A Units	0.38%
Class A Membership Units	Sizzle X, Inc. (1) 2424 Highway 24 New Hampton, IA 50659	1,000,000 Class A Units	4.25%
Class A Membership Units	Stan Laures(2), Director 2325 N. Linn Avenue New Hampton, IA 50659	130,000 Class A Units	0.55%
Class A Membership Units	Duane Lynch, Director 1799 220th Street New Hampton, IA 50659	90,000 Class A Units	0.38%
Class A Membership Units	Ron Pumphrey Secretary and Director P.O. Box 151 New Hampton, IA 50659	20,000 Class A Units	0.08%
Class A Membership Units	Bernard Retterath, Director 4945 Shadow Avenue McIntire, IA 50455	10,000 Class A Units	0.04%

Class A Membership Units	Dave Sovereign(3) Chairman and Director 15959 130th Street Cresco, IA 52136	60,000 Class A Units	0.25%
Class A Membership Units	Steve Sukup 1555 255th St. Sheffield, IA 50425	395,000 Class A Units	1.68%
Class A Membership Units	Wendland Investments, Inc. (4) 25 Oak Run Drive Mason City, IA 50401	200,000 Class A Units	0.85%
TOTAL:		2,155,000 Class A Units	9.13%

(1) Leslie Hansen beneficially owns 1,000,000 Class A units held by Sizzle X, Inc.  Leslie Hansen is a director.

(2)  Stan Laures owns 65,000 Class A units individually, and beneficially owns 65,000 Class A units that are owned by his wife, Virginia Laures.  Stan Laures is a director.

(3)  Dave Sovereign owns 40,000 Class A units individually, and beneficially owns 20,000 Class A units through DRSG Partnership of which Mr. Sovereign is a partner.  Dave Sovereign is our Chairman and a director.

(4) Walter Wendland beneficially owns the units held by Wendland Investments, Inc.  Walter Wendland is our President and Chief Executive Officer.

As of January 21, 2008, members of our board of directors and executive officers own Class B membership units as follows:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Class B Membership Units	Jim Boeding, Director 2173 Madison Road Decorah, IA 52101	50,000 Class B Units	5.43%
Class B Membership Units	Jerry Calease, Director 1826 130th Street Waverly, IA 50677	20,000 Class B Units	2.17%
Class B Membership Units	Marion Cagley, Director 2370 Durham Avenue Ionia, IA 50645	20,000 Class B Units	2.17%
Class B Membership Units	Stephen Eastman, Director 4401 Addison Avenue Riceville, IA 50466	30,000 Class B Units	3.26%
Class B Membership Units	Stan Laures, Director 2325 N. Linn Avenue New Hampton, IA 50659	5,000 Class B Units	0.54%
Class B Membership Units	Duane Lynch, Director 1799 220th Street New Hampton, IA 50659	20,000 Class B Units	2.17%
Class B Membership Units	Dave Sovereign(1), Chairman and Director 15959 130th Cresco, IA 52136	40,000 Class B Units	4.35%

Class B Membership Units	Wendland Investments, Inc.(2) 25 Oak Run Drive Mason City, IA 50401	45,000 Class B Units	4.89%
TOTAL :		230,000 Class B Units	24.98%

(1)   Dave Sovereign owns 20,000 Class B units individually and beneficially owns 20,000 Class B units through Mr. Sovereign’s part ownership of GDB, LLC.  Mr. Sovereign is our Chairman and a director.

(2)  Walter Wendland beneficially owns the units held by Wendland Investments, Inc.  Walter Wendland is our President and Chief Executive Officer.

BOARD OF DIRECTORS’ MEETINGS AND COMMITTEES

The board of directors generally meets once per month.  The board of directors held 12 regularly scheduled meetings and two special meeting during the fiscal year ended October 31, 2007.  Each director attended at least 75% of the meetings of the board of directors during the fiscal year ended October 31, 2007, except for the following directors: Steve Core and Leslie Hansen.

The board of directors does not have a formalized process for holders of membership units to send communications to the board of directors. The board of directors feels this is reasonable given the accessibility of our directors.  Members desiring to communicate with the board of directors are free to do so by contacting a director.  The names of our directors and their phone numbers are listed on the Company’s website at www.ggecorn.com/team.htm or are available by calling the Company’s office at (641) 423-8525.

The board of directors does not have a policy with regard to directors’ attendance at annual meetings. Last year, ten directors attended the Company’s annual meeting.  Due to this high attendance record, it is the view of the board of directors that such a policy is unnecessary.

Director Independence

All of our Directors are independent, as defined by NASDAQ Rule 4200, with the exception of Mr. Ron Pumphrey and Mr. Steven Eastman due to their relationship with grain elevators from which our Company purchases corn and miscellaneous materials.  In evaluating the independence of our directors, we considered the following factors: (i) the business relationships of our directors; (ii) positions our directors hold with other companies; (iii) family relationships between our directors and other individuals involved with the Company; (iv) transactions between our directors and the Company; and (v) compensation arrangements between our directors and the Company.

Code of Ethics

The board of directors has adopted a Code of Ethics that sets forth standards regarding matters such as honest and ethical conduct, compliance with the law, and full, fair, accurate, and timely disclosure in reports and documents that we file with the SEC and in other public communications.  The Code of Ethics applies to all of our employees, officers, and directors, including our Chief Executive Officer and Chief Financial Officer.  The Code of Ethics is available free of charge on written request to Golden Grain Energy, LLC, 1822 43rd Street SW, Mason City, Iowa 50401.

Audit Committee

The purpose of the audit committee is to monitor the integrity of the Company’s financial reporting process and systems of internal controls.  The audit committee appoints and monitors the independence and qualifications of the Company’s independent auditors, monitors the performance of the Company’s internal audit function, provides an avenue of communication among the independent auditors, management, and the Company’s board or directors, and prepares an audit committee report to be included in the Company’s annual proxy statement.

The audit committee of the board of directors operates under a charter adopted by the board of directors in Fall 2004 and updated in January 2007.  A copy of the audit committee charter is attached as Appendix I to this proxy statement.

Under the charter, the audit committee must have at least three members.  The board of directors appointed Jim Boeding (chairperson), Leslie Hansen, Stan Laures, Dave Sovereign and Steve Sukup to the audit committee on May 23, 2005.  The audit committee is exempt from the independence listing standards because the Company’s securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities. Nevertheless, all of our audit committee members are independent within the definition of independence provided by NASDAQ rules 4200 and 4350.  A director would not be independent if they, or a family member, had been employed by the Company at any time during the last three years, accepted any compensation from the Company in excess of $100,000 during the last three years, or was a partner in, or a controlling shareholder or an executive officer of any organization which had extensive dealings with the Company.  Additionally, directors serving on the audit committee must not have participated in the preparation of the financial statements of the Company at any time during the last three years.

The board of directors has determined that we do not currently have an audit committee financial expert serving on our audit committee.  We do not have an audit committee financial expert serving on our audit committee because no member of our board of directors has the requisite experience and education to qualify as an audit committee financial expert as defined in Item 401 of Regulation S-K and the board of directors has not yet created a new director position expressly for this purpose.  The board of directors intends to consider such qualifications in future nominations to our board of directors and appointments to the audit committee.  The audit committee held five meetings during the fiscal year ended October 31, 2007.  All of our audit committee members attended at least 75% of the audit committee meetings.

Audit Committee Report

The audit committee delivered the following report to the board of directors of the Company on January 16, 2008. The following report of the audit committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the report by reference in any such document.

The audit committee reviews the Company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process.  The Company’s independent accountant is responsible for expressing an opinion on the conformity of the audited financial statements to generally accepted accounting principles.  The committee reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended October 31, 2007.  The committee has discussed with McGladrey & Pullen, LLP, its independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 Communication with audit committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The committee has received and reviewed the written disclosures and the letter to management from McGladrey & Pullen, LLP, as required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent accountant the independent accountants’ independence.  The committee has considered whether the provision of services by McGladrey & Pullen, LLP, not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in the Company’s Forms 10-Q, are compatible with maintaining McGladrey & Pullen, LLP’s independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements referred to above be included in the Company’s annual report on Form 10-K for the fiscal year ended October 31, 2007.

Audit Committee
Jim Boeding, Chair
Leslie Hansen
Steve Sukup
Stan Laures
Dave Sovereign

Change in Independent Registered Public Accounting Firm

Boulay, Heutmaker, Zibell & Co., P.L.L.P. (“BHZ”) was our independent registered public accounting firm from the inception of the Company through April 3, 2006.  We decided to change our independent public accounting firm and therefore we dismissed BHZ on April 3, 2006.  BHZ’s reports on our financial statements from our inception, including the fiscal year 2005, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

The decision to change our independent registered public accountants was recommended and approved by our audit committee.

There were no disagreements with BHZ on any matter of accounting principles or practices,  financial statement disclosure, or auditing scope or procedure, which if not resolved to BHZ’s satisfaction would have caused it to make reference to the subject matter of the disagreement in connection with its report.

A copy of this disclosure has been provided to BHZ and we have not received a response disagreeing with the terms of this disclosure.  When we initially dismissed BHZ we made a similar disclosure on Form 8-K and did not receive a response that disagreed with that disclosure.

On April 17, 2006, we engaged McGladrey & Pullen, LLP to be our new independent registered public accounting firm.

Independent Registered Public Accounting Firm

The audit committee selected McGladrey & Pullen, LLP, as independent registered public accountants for the fiscal year November 1, 2007 to October 31, 2008.  A representative of McGladrey & Pullen, LLP, is expected to be present at the annual meeting of members.

Audit Fees

The fees charged by McGladrey & Pullen, LLP during the last three fiscal years are as follows:

Category	Fiscal Year	Fees
Audit Fees(1)	2007	$82,000
	2006	72,000
	2005	0
Audit-Related Fees	2007	$2,000
	2006	0
	2005	0
Tax Fees	2007	$56,800
	2006	3,217
	2005	0
All Other Fees(2)	2007	$46,900
	2006	4,086
	2005	0

(1)          Audit fees also consist of review of statutory and regulatory filings and research and consultation related to such filings.

(2)   These fees consist of general financial consulting services provided by McGladrey & Pullen, LLP.

Prior to engagement of the principal independent registered public accountants to perform audit services for the Company, the principal accountant was pre-approved by our audit committee pursuant to Company policy requiring such approval.

One hundred percent (100%) of all audit services, audit-related services and tax-related services were pre-approved by our audit committee.

Nominating Committee

At its October 15, 2007 meeting, the board of directors appointed Stan Laures, Ron Pumphrey and Willis Hansen (who is not a director) to the nominating committee.  The nominating committee held two conference calls during the fiscal year ended October 31, 2007 in order to nominate candidates for the 2008 Annual Meeting.

The nominating committee oversees the identification and evaluation of individuals qualified to become directors and recommends to the board of directors the director nominees for each annual meeting of the members. The major responsibilities of the nominating committee are to:

•                  Develop a nomination process for candidates to the board of directors;

•                  Establish criteria and qualifications for membership to the board of directors;

•                  Identify and evaluate potential director nominees.

•                  Fill vacancies on the board of directors;

•                  Recommend nominees to the board of directors for election or reelection.

The following list represents the types of criteria the nominating committee takes into account when identifying and evaluating potential nominees:

•                  Agricultural, business and financial background

•                  Accounting experience

•                  Community or civic involvement

•                  Independence from the Company (i.e. free from any family, material business or professional relationship with the Company)

•                  Lack of potential conflicts with the Company

•                  Examples or references that demonstrate a candidate’s integrity, good judgment, commitment and willingness to consider matters with objectivity and impartiality

•                  Specific needs of the existing board relative to any particular candidate so that the overall board composition reflects a mix of talents, experience, expertise and perspectives appropriate to the Company’s circumstances.

The nominating committee does not operate under a charter.  The nominating committee does not have a policy for receiving nominations for director positions from the Company’s members.  The Company believes this is reasonable because the Operating Agreement provides a procedure for the members to nominate individuals to stand for election as directors.  The nominating committee is exempt from the independence listing standards because the Company’s securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities.  However, each member of the nominating committee is independent under the NASDAQ definition of independence.

Nominations for the election of directors may also be made by any member entitled to vote generally in the election of directors.  In accordance with the Company’s Operating Agreement, a member desiring to nominate one or more persons for election as a director must provide the Company with written notice of such member’s intent to make such nomination or nominations, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not less than 120 calendar days before the one year anniversary of the date of the Company’s proxy statement released to members in connection with the previous year’s annual meeting.

The notice to the Secretary shall set forth: (a) the name and address of record of the member who intends to make the nomination; (b) a representation that the member is a holder of record of units of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (d) a description of all arrangements or understandings between the member and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the member; (e) such other information regarding each nominee proposed by such member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; (f) the consent of each nominee to serve as a director of the Company if so elected; and (g) a nominating petition signed and dated by the holders of at least five percent (5%) of the then outstanding membership units and clearly setting forth the proposed nominee as a candidate of the director’s seat to be filled at the next election of directors. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. The presiding officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

Kyle Wendland was identified by the Company’s board of directors to stand for election at the 2008 Annual Meeting and was recommended by the board of directors to the nominating committee.  The Company did not receive any other nominations from the members for nominees to stand for election to the Company’s board of directors at the 2008 Annual Meeting.

Compensation Committee

The board of directors appointed Steve Sukup, Leslie Hansen (chairperson), and Dave Sovereign to our compensation committee.  Each member of the compensation committee is independent under the NASDAQ definition of independence.  The compensation committee does not operate under a charter.  The compensation committee has direct responsibility with respect to the compensation of the Company’s Chief Executive Officer and oversees the compensation of the Company’s other executive officers and managers.  The compensation committee has the overall responsibility for approving and evaluating the Company’s director and executive compensation plans, policies and programs. The compensation committee held two meetings during the fiscal year ended October 31, 2007.

The compensation committee:

(1)          establishes and administers a compensation policy for senior management,

(2)          reviews and approves the compensation policy for all or our employees other than senior management,

(3)          reviews and monitors our financial performance as it affects our compensation policies or the administration of those policies,

(4)          establishes and reviews a compensation policy for non-employee directors,

(5)          reviews and monitors our succession plans,

(6)          approves awards to employees pursuant to our incentive compensation plans, and

(7)          approves modifications in the employee benefit plans with respect to the benefits salaried employees receive under such plans.

All of the committee’s actions are reported to the board of directors and, where appropriate, submitted to the board of directors for ratification.  Members of management attend meetings of the committee and make recommendations to the committee regarding compensation for officers other than the Chief Executive Officer.  In determining the Chief Executive Officer’s compensation, the committee considers evaluations prepared by the directors.  From time to time, the compensation committee may delegate to the Chief Executive Officer the authority to implement certain decisions of the committee, to set compensation for lower officers and management employees, or to fulfill administrative duties.

For additional information on the responsibilities and activities of the compensation committee, including the committee’s process for determining executive compensation; see the section of this proxy statement entitled “Compensation Discussion and Analysis.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

No family relationships currently exist between any of the directors of the board, officers, or key employees of the Company.  Mr. Kyle Wendland, a nominee for director is the son of our President and Chief Executive Officer, Walter Wendland.

We have engaged in several transactions with related parties.

Ron Pumphrey and Steve Eastman, Directors

Ron Pumphrey manages grain elevators, while Steve Eastman owns and manages a grain elevator, from which we purchase corn and miscellaneous materials.  Purchases during the fiscal year ended October 31, 2007 from these companies totaled approximately $50,896,000.

Fagen, Inc., 5% Owner of Class A Units

On June 19, 2006, we entered into a design-build contract with Fagen, Inc. to construct a plant expansion that increased our production by approximately 50 million gallons per year.  Together, Fagen, Inc. and its related owner, Roland “Ron” Fagen, own 2,000,000 of our Class A membership units.  The project was completed in June 2007.  As of October 31, 2007, we had paid Fagen, Inc. approximately $40,255,000 for our plant expansion, including a $585,000 early completion bonus.

Walter Wendland, President and Chief Executive Officer

By letter agreement dated April 23, 2004, we hired Mr. Wendland as President and Chief Executive Officer of the Company.  Mr. Wendland is a member of the Company.  Mr. Wendland’s compensation is disclosed below in the section entitled “SUMMARY COMPENSATION TABLE.”  Mr. Walter Wendland is the father of Kyle Wendland, who is a nominee for director.

The Company’s board of directors reviews all transactions with related parties, as that term is defined by Item 404 of SEC Regulation S-K, or any transaction in which related persons have an indirect interest.  The Company’s Operating Agreement requires that any such related transaction be made on terms and conditions which are no less favorable to the Company than if the transaction had been made with an independent third party.  Further, our Operating Agreement requires our directors to disclose any potential financial interest in any transaction being considered by the board of directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Throughout this proxy statement, the individuals who served as our Chief Executive Office and Chief Financial Officer during fiscal year 2007, as well as three highly compensated managers in fiscal year 2007, are referred to as the “named executive officers” or “executives.”

The compensation committee of our board of directors has responsibility for establishing, implementing and regularly monitoring adherence to the Company’s compensation philosophy and objectives.  The compensation committee ensures that the total compensation paid to the named executive officers is fair, reasonable and competitive.  Generally, the types of compensation and benefits provided to the Chief Executive Officer are similar in form to the compensation and benefits provided to our other executive officers.

Compensation Philosophy and Objectives

Our compensation programs are designed to achieve the following objectives:

•      Attract, retain and motivate highly qualified and talented executives who will contribute to the Company’s success by reason of their ability, ingenuity and industry;

•      Link compensation realized to the achievement of the Company’s short and long-term financial and strategic goals;

•      Align management and shareholder interests by encouraging long-term shareholder value creation;

•      Maximize the financial efficiency of the compensation program from tax, accounting, cash flow and share dilution perspectives; and

•      Support important corporate governance principles and comply with best practices.

To achieve these objectives, the compensation committee expects to implement and maintain compensation plans that tie a portion of executives’ overall compensation to our financial performance.

Compensation Committee Procedures

The compensation committee of the board is responsible for determining the nature and amount of compensation for the Company’s executive officers and directors.  In our 2007 fiscal year, the committee consisted of three non-employee directors: Steve Sukup, Leslie Hansen and Dave Sovereign.

The compensation committee receives input from the Chief Executive Officer on the personal performance achievements of the executives and management employees who report to him.  This individual performance assessment determines a portion of the annual compensation for each executive.  In addition, the Chief Executive Officer provides input on salary increases, incentive compensation opportunities, and long-term incentive grants for the executives and management employees who report to him, which the committee considers when making executive compensation decisions.

The compensation committee does its own performance review of the Chief Executive Officer, and discusses it with the full board of directors.  The compensation committee will evaluate annually the performance of our Chief Executive Officer in light of the goals and objectives of the Company’s executive compensation plans, and will determine and approve, or recommend to the board for its approval, the Chief Executive Officer’s compensation level based on this evaluation.  In determining the long-term incentive component of the Chief Executive Officer’s compensation, the compensation committee will consider all relevant factors, including the Company’s performance, the value of similar awards to chief executive officers of comparable companies, and the awards given to the Chief Executive Officer of the Company in past years.  The Chief Executive Officer will not be present at either compensation committee or board level deliberations concerning his compensation.

From time to time, the compensation committee may delegate to the Chief Executive Officer the authority to implement certain decisions of the committee, to set compensation for lower executive officers and management employees, or to fulfill administrative duties.

Compensation Components

Base Salary

Base salaries for our executive officers are established based on the scope of their roles, responsibilities, experience levels and performance, and taking into account competitive market compensation paid by comparable companies for similar positions.  Base salaries are reviewed approximately annually, and may be adjusted from time to time to realign salaries with market levels after taking into account individual performance and experience.  For our 2007 fiscal year, the compensation committee, through our Chief Executive Officer, increased base salary levels of our executive officer and key management employees based on a review of their performance, experience and role in the Company.

Net Income Bonus

Cash Bonus and Phantom Unit Bonus

                In addition to the base salaries, our board approved a bonus payable to our executive officers and certain key management employees.  The bonus is paid to our Chief Executive Officer, Walter Wendland, our Chief

Financial Officer, Christine Marchand, our plant manager, Chad Kuhlers, our commodities manager, Steve Dietz, and our lab manager, Tom Dennstedt.  The amount of the bonus is 1% of our net income for the fiscal year as determined by our audited financial statements.  One-third of the net income bonus is paid in cash and is divided equally between our two executive officers and our three key management employees.  The remaining two-thirds of the net income bonus is paid in the form of phantom units that vest over a five year period.  The phantom units are allocated to our Chief Executive Officer, Chief Financial Officer and our three key management employees in proportion to their relative base salaries.  The Company believes that the net income bonus is reasonable as it ties the bonus paid to these management employees and executive officers to the financial success of the Company and is easily quantified by the Company.

                For our fiscal year ended October 31, 2007, the Company had net income before bonus expense of $20,398,120.  One percent of the Company’s net income for the 2007 fiscal year equals $203,981.  This is a decrease from the bonus paid in fiscal year 2006 of $422,947.  For fiscal year 2007, the net income bonus was paid as follows; $67,995 in cash and $135,987 in phantom units that vest over a five year period.  The phantom units were valued based on the weighted average exchange price of the Company’s actual units on its qualified matching service bulletin board during the month of October 2007.  The valuation price of the phantom units for fiscal year 2007 was $5.413 per phantom unit.  Accordingly, we issued a total of 25,150 phantom units in fiscal year 2007 as compared to 34,600 phantom units issued in fiscal year 2006.

Cash Bonus

                For our 2007 fiscal year, the total amount of the cash bonus was $67,995.  Each of our two executive officers and the three key management employees received a cash bonus of $13,599.  For our 2006 fiscal year, the total cash bonus was $140,982, with the two executive officers and the three management employees each receiving $28,196 in a cash bonus.  This decrease in the cash bonus is as a result of our decreased net income for the 2007 fiscal year as compared to the same period of 2006.  We believe that the cash bonus aligns the goals of the members and the management employees and executive officers, as each group benefits from the financial success of the Company.  Further, the net income bonus aligns the goals of the management with the long and short term financial goals of the Company, namely to maximize net income.

Phantom Units

In addition to the cash bonus, each of the two executive officers and the three management employees receives two-thirds of the net income bonus in the form of phantom units.  The phantom units are allocated to each of our two executive officers and three key management employees in proportion to their relative base salaries.  The phantom units are not membership units and do not constitute equity interests or any other ownership interest in the Company.  Holders of phantom units are paid 60% per unit of any distribution made to Class A or Class B Unit holders.

The face value and benefits of distributions of the phantom units vest over a period of five years or after seven years of full-time continuous employment based on the issue date of the phantom units.  After three years, 50% of the face value of the phantom units vests.  After four years, 75% of the face value of the phantom units vests.  After five years, 100% of the face value of the phantom units vests.  Once the holder of the phantom units has seven years of full-time continuous employment with the Company the phantom units vest immediately.  Holders of the phantom units may redeem the face value of the phantom units at any time after they vest.  The Company believes that the phantom units further align the goals of management and the members in that, as distributions are paid and the value of the actual units increase, management is rewarded financially.  Further, due to the vesting provisions of the phantom units, it encourages retention of our executive officers and key management employees.  Also, the phantom units are not actual equity units of the Company and therefore do not lead to dilution of the members’ voting and financial interests in the Company.

Benefits and Perquisites

We do not provide any material executive perquisites.  We have no supplemental retirement plans or pension plans and we have no intentions of implementing any such plans in 2008.

No Pension Benefit Plan, Deferred Compensation Plan or Change of Control or Severance Agreements

We offer no pension benefit or deferred compensation plans to our executive officers.  Our executive officers do not have change of control or severance agreements, which means our board of directors retains discretion over severance arrangements if it determines to terminate their employment.

Accounting and Tax Treatment of Awards

None of our executive officers, directors, or employees receives compensation in excess of $1,000,000 and therefore the entire amount of their compensation is deductible by the Company as a business expense. Certain large executive compensation awards are not tax deductible by companies making such awards. None of our compensation arrangements are likely to reach this cap in the foreseeable future.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management.  Based upon this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee
Steve Sukup
Leslie Hansen
Dave Sovereign

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is or has been an employee of the Company.  There are no interlocking relationships between our Company and other entities that might affect the determination of the compensation of our executive officers.

Summary Compensation Table

The following table set forth all compensation paid or payable by the Company during the last three fiscal years to our Chief Executive Officer, Chief Financial Officer, plant manager, lab manager and commodity manager.  As of October 31, 2007, none of our directors or officers had any options, warrants, or other similar rights to purchase securities of the Company.

		Annual Compensation		Long Term Compensation
				Awards
Name and Position	Fiscal Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($)(1)	Total Compensation ($)
Walter Wendland, CEO	2007	146,154	13,599	34,048	193,801
	2006	123,077	28,196	77,181	228,454
	2005	86,044	7,500	82,152	175,696
Christine Marchand, CFO	2007	96,538	13,599	22,680	132,817
	2006	65,865	28,196	41,565	135,626
Chad Kuhlers, Plant Manager	2007	174,231	13,599	40,814	228,644
	2006	127,115	28,196	77,181	232,492
	2005	101,294	7,500	95,844	204,638
Steve Dietz, Commodity Manager	2007	98,269	13,599	22,680	134,548
	2006	84,423	28,196	50,449	163,068
Tom Dennstedt, Lab Manager	2007	68,846	13,599	15,914	98,359
	2006	51,539	28,196	35,616	115,351

(1) The restricted stock awards represent “phantom units” that are not membership units in the Company.  The face value and allocable distributions of these phantom units vest over a period of five years, with 50% vesting after three years, 75% vesting after four years, and 100% vesting after the lesser of five years from the date the award was issued or seven years of continuous employment with the Company.  There are a total of 96,150 phantom units that have been awarded both to officers and key management employees of the Company.  There were 36,400 phantom units that had a fair market value as of December 31, 2005 of $2.50 per unit for a total of $91,000.  There were 34,600 phantom units that had a fair market value of October 31, 2006 of $8.15 per unit for a total of $281,990.  The remaining phantom units had a fair market value as of October 31, 2007 of $5.413 per unit for a total of $136,137.

Grant of Plan-Based Awards

                The table below represents awards of phantom units to our Chief Executive Officer, Chief Financial Officer and three of our highly compensated management employees that occurred during our 2007 fiscal year.  The terms of our phantom unit plan are described above as a footnote to our Summary Compensation Table.

		Unit Awards
Name	Grant Date(1)	Number of Units(2)	Grant Date Fair Market Value of Unit Awards ($)(3)
Walter Wendland, CEO	December 17, 2007	6,290	34,048
Christine Marchand, CFO	December 17, 2007	4,190	22,680
Chad Kuhlers, Plant Manager	December 17, 2007	7,540	40,814
Steve Dietz, Commodity Manager	December 17, 2007	4,190	22,680
Tom Dennstedt, Lab Manager	December 17, 2007	2,940	15,914

(1)  The phantom units were granted on December 17, 2007, based on the Company’s net income for its fiscal year ended October 31, 2007.

(2)  Represents phantom units awarded pursuant to our phantom unit plan.  The details of our phantom unit plan are described above as a footnote to our Summary Compensation Table.

(3)  The market value of our phantom units is determined by calculating the weighted average sales price of the Company’s units exchanged through the Company’s bulletin board trading system during the month of October 2007.

Outstanding Equity Awards at Fiscal Year-End

                The table below represents the outstanding phantom units awarded by the Company to our Chief Executive Officer, Chief Financial Officer and three of our highly compensated management employees that have not yet vested and the market value of these phantom units.  The terms of our phantom unit plan are described above as a footnote to our Summary Compensation Table.

Name	Number of Units That Have Not Vested(1)	Market Value of Units That Have Not Vested ($)(2)
Walter Wendland, CEO	25,840	139,872
Christine Marchand, CFO	9,290	50,287
Chad Kuhlers, Plant Manager	28,770	155,732
Steve Dietz, Commodity Manager	19,340	104,687
Tom Dennstedt, Lab Manager	12,910	69,882

(1) Represents phantom units awarded pursuant to our phantom unit plan.  The details of our phantom unit plan are described above as a footnote to our Summary Compensation Table.

(2)  The market value of our phantom units is determined by calculating the weighted average sales price of the Company’s units exchanged through the Company’s bulletin board trading system during the month of October 2007.

Option Exercises and Stock Vested

                The table below represents the number of phantom units awarded by the Company to our Chief Executive Officer, Chief Financial Officer and three of our highly compensated management employees that have fully vested during our 2007 fiscal year and the market value of these phantom units that have vested.  The terms of our phantom unit plan are described above as a footnote to our Summary Compensation Table.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting ($)(2)
Walter Wendland, CEO	0	0
Christine Marchand, CFO	0	0
Chad Kuhlers, Plant Manager	0	0
Steve Dietz, Commodity Manager	0	0
Tom Dennstedt, Lab Manager	0	0

(1) Represents phantom units awarded pursuant to our phantom unit plan.  The details of our phantom unit plan are described above as a footnote to our Summary Compensation Table.

(2)  The market value of our phantom units is determined by calculating the weighted average sales price of the Company’s units exchanged through the Company’s bulletin board trading system during the month of October 2007.

DIRECTOR COMPENSATION

In August 2007, our compensation committee increased our director fees for attending meetings to $700 per meeting, except for the chairman who receives $800.  Directors are also compensated for reasonable out of pocket expenses they incur.  The table below shows the compensation paid to each of our directors for the fiscal year ended October 31, 2007.

	DIRECTOR COMPENSATION

		Annual Compensation
Name	Fiscal Year	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total Compensation ($)
Dave Sovereign	2007	18,000	0	18,000
Ron Pumphrey	2007	10,650	0	10,650
Stan Laures	2007	12,050	0	12,050
Jerry Calease	2007	9,200	0	9,200
Marion Cagley	2007	9,300	0	9,300
Jim Boeding	2007	10,800	0	10,800
Duane Lynch	2007	11,550	0	11,550
Steven Eastman	2007	10,050	0	10,050
Steve Core(1)	2007	5,300	0	5,300
Leslie Hansen	2007	7,400	0	7,400
Bernard Retterath	2007	8,350	0	8,350
Steve Sukup	2007	9,900	0	9,900

(1) Fagen, Inc., the entity that appointed Mr. Core, received the entire amount of the director fees payable to Mr. Core as a result of his position on our board of directors during our 2007 fiscal year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from our officers and directors, all Section 16(a) filing requirements were complied with during the fiscal year ended October 31, 2007, except that Steve Sukup did not timely file one Form 4 report.

ANNUAL REPORT AND FINANCIAL STATEMENTS

The Company’s annual report to the Securities and Exchange Commission on Form 10-K, including the financial statements and the notes thereto, for the fiscal year ended October 31, 2007, accompanies the mailing of this proxy statement.

The Company will provide each member solicited a copy of the Proxy Statement and Annual Report on Form 10-K upon written request and payment of specified fees. The written request for such Exhibits should be directed to Christy Marchand, Chief Financial Officer of Golden Grain Energy, LLC at 1822 43rd St. SW, Mason City, IA 50401. Such request must set forth a good faith representation that the requesting party was a holder of record or a beneficial owner of membership units in the Company on January 21, 2008. The 2007 Annual Report on Form 10-K complete with exhibits and Proxy Statement are also available from the SEC at 6432 General Green Way, Mail stop 0-5, Alexandria, VA 22312-2413, by e-mail at foiapa@sec.gov or fax at (703) 914-2413 or through the EDGAR database available from the SEC’s internet site (www.sec.gov).

The Securities and Exchange Commission has approved a rule governing the delivery of annual disclosure documents.  The rule allows the Company to send a single set of our annual report and proxy statement to any household at which two or more members reside.  This practice, known as “householding”, is designed to eliminate duplicate mailings, conserve natural resources and reduce printing and mailing costs.  Each member will continue to receive a separate proxy card.  If you wish to receive a separate annual report or proxy statement than that sent to your household either this year or in the future, you may contact the Company by telephone at (641) 423-8525 or by written request at Golden Grain Energy, LLC at 1822 43rd St. SW, Mason City, IA 50401.  If members of your household receive multiple copies of our annual report and proxy statement, you may request householding by contacting the Company by telephone at (641) 423-8525 or by written request at Golden Grain Energy, LLC at 1822 43rd St. SW, Mason City, IA 50401.

APPENDIX I

CHARTER OF THE

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

OF GOLDEN GRAIN ENERGY, LLC

Last Updated on January 15, 2007

I. Purpose

The Audit Committee (“Committee”) is appointed by the Board of Directors (“Board”) of Golden Grain Energy, LLC (the “Company”) to assist the Board in fulfilling its oversight responsibilities. The primary duties and responsibilities of the Audit Committee are to:

•      Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, legal and regulatory compliance;

•      Appoint, compensate, retain and monitor the independence and qualifications of the Company’s independent auditors (also referred to herein as external auditors);

•      Monitor the performance of the Company’s internal audit function and independent auditors;

•      Provide an avenue of communication among the independent auditors, management, and the Board; and

•      Prepare an Audit Committee report as required by the Securities and Exchange Commission (“SEC”) to be included in the Company’s annual proxy statement.

II. Authority

The Committee shall have the authority to conduct or authorize any investigation appropriate to fulfill its responsibilities, and is empowered to:

•      Appoint, compensate, retain and oversee the work of the independent auditors who are employed by the Company to conduct the annual audit and who shall report directly to the Committee;

•      Retain independent legal counsel and other advisers as it deems necessary in the performance of its duties;

•      Resolve any disagreements between management and the independent auditor regarding financial reporting;

•      Pre-approve all auditing and permitted non-audit services performed by the Company’s independent audit firm;

•      Delegate pre-approval authority to one member of the Committee.  The Committee member shall, for information purposes only, report to the Committee any pre-approval decisions made by such member of the Committee.

•      Seek any information it requires from employees, all of whom are directed to cooperate with the Committee’s requests, or external parties;

•      Meet with Company officers, external auditors, and outside counsel, as necessary;

•      Delegate authority to subcommittees including the authority to pre-approve all auditing and permitted non-audit services, providing that such decisions are presented to the full Committee at its next scheduled meeting; and

•      Determine appropriate funding for the Company’s payment of compensation to the independent auditors for issuing an audit report or performing other audit review or attestation services for the Company

•      Determine appropriate funding for the Company’s payment of compensation to any other advisers employed by the Committee.

III. Composition

1.     Committee members’ qualifications shall meet the requirements as may be set by the Board from time to time, in addition to all applicable legal and regulatory requirements.

2.     The Committee shall be comprised of at least three directors of the Company, all in good standing, each of whom must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, statement of members’ equity and cash flow statement.  A majority of the directors on the Committee must be independent as defined in subparagraph 3 of this Article III below.

3.     A director will NOT be considered independent for purposes of this Article III, if such director:

(a)                                                       Receives any consulting, advisory, or other compensatory fees from the Company, other than board or committee fees and fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service);

(b)                                                      Is an “affiliated person” of the Company, the definition of which is attached hereto as Exhibit 1;

(c)                                                       Is an employee of the Company or any current subsidiary of the Company;

(d)                                                      Has accepted or has a family member who has accepted payments from the Company or any of its subsidiaries in excess of $60,000, other than as compensation for board or board committee service, payments arising solely from investments in the Company’s securities, compensation paid to a family member who is a non-executive employee of the Company, benefits under a tax-qualified retirement plan, or non-discretionary compensation, or certain permitted loans;

(e)                                                       Has a family member who is employed by the Company or any of its subsidiaries as an executive officer;

(f)                                                         Is or has a family member who is a partner or controlling shareholder or an executive officer of any organization to which the Company made, or from which the Company received, payments for property or services that exceeds 5% of the recipient’s consolidated gross revenues of that year, or $200,000, whichever is more, other than payments arising solely from investments in the Company’s securities or payments under non-discretionary charitable contribution matching programs;

(g)                                                      Is or has a family member who is employed as an executive officer of another entity where any of the executive officers of the company serve on the compensation committee of such other entity; or

(h)                                                      Is or has a family member who is a current partner of the Company’s outside auditor who worked on the Company’s audit;

4.     Committee members and a Committee chair shall be recommended and appointed by the Board.

IV. Meetings

The Committee shall meet as often as it determines, but not less frequently than quarterly. The Committee shall meet (i) separately; (ii) periodically with management: (iii) with internal auditors, if any; and (iv) with external auditors. The Committee may request any officer or employee of the Company, the Company’s outside counsel, and/or the independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.  All members are expected to attend each meeting, in person or via tele- or video-conference.

The minutes of each meeting are to be prepared at the direction of the Audit Committee Chair and sent to Committee members and all other directors.  Copies are to be promptly provided to the independent auditors and the Company’s legal counsel.

V. Scope of Responsibilities and Duties

A.            Charter Review

1.     Review and reassess the adequacy of this charter annually.

2.     Consider changes that are necessary as a result of new laws and regulations.

3.     Recommend any proposed changes to the Board. Submit the charter to the Board for approval and publish the document as required.

B.            Financial Reporting

        1.             Review the Company’s annual audited financial statements and the documents containing such filings prior to filing or distribution. The review should include discussions with management and independent auditors about the following:

•      Significant issues regarding accounting principles, practices, audit findings, disclosures, judgments and any other requirements under accounting standards and rules;

•      Complex or unusual transactions and areas in which an unusual degree of judgment must be exercised;

•      The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company;

•      “Quality of earnings” of the Company from a subjective as well as objective standpoint; and

•      Effectiveness of price protection strategies in place for commodity and other inputs.

2.     Review analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgment made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

3.     Review with management and the external auditors the results of the audit, including any difficulties encountered.  This review will include any restrictions on the scope of the independent auditors activities or on access to requested information, and any significant disagreement with management.

4.     Discuss the annual audited financial statements and quarterly financial statements with management and external auditors, including the Company’s disclosures under the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the report.  Consider any items required to be communicated by the independent auditors in accordance with SAS 61, which is attached to this charter as Exhibit 2.

5.     Review disclosures made by CEO and CFO in the Forms 10-KSB or 10-K and 10-QSB or 10-Q certification process about significant deficiencies in the design or operation of internal controls or any fraud that involves management or other employees who have a significant role in the Company’s internal control.

C.            Internal Control

1.     Consider the effectiveness of the Company’s internal control system, including information technology, security and control.

2.     Understand the scope of the external auditor’s review of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management’s responses.

D.            Internal Audit

In the event the Company employs an internal audit department, the Committee shall:

1.     Review with management the charter, plans, activities, staffing and organizational structure of the internal audit function.

2.     Review the effectiveness of the internal audit function.

E.             Independent Auditors

1.     Each year, the Audit Committee shall review the independence and performance of the independent auditors and retain or discharge the independent auditors as circumstances warrant.  In performing this review, the Committee shall:

(a)   Obtain and review a report by the independent auditors describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal or peer quality-control review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and in order to assess the auditor’s independence, all relationships between the independent auditor and the Company.

(b)   Take into account the opinions of management and, in the event the Company has employed an internal audit, the opinions of the internal audit department.

(c)   Present its conclusions with respect to the external auditor to the Board.

2.     Prescribe such policies and procedures as the Committee deems appropriate pertaining to relationships with the independent auditors, including clear hiring policies for employees and former employees of the independent auditors.

3.     Approve the independent auditors’ engagement terms and fees for annual audit services as well as advance approval of all non-audit engagements with that firm. Any such approval of non-audit services by the independent auditor shall be disclosed in SEC reports as prescribed by law.

4.     On at least an annual basis, review a formal, written statement from the independent auditors on such matters as are prescribed by law, including all relationships between the auditors and the Company or its management.  Discuss with the independent auditors all significant relationships they have with the Company and their impact on the auditors’ objectivity and independence, including non-audit services and the fees proposed and charged therefore.  The Audit Committee must take appropriate action in response to these matters to satisfy itself of the auditors’ independence.

5.     Review the independent auditors’ audit plan; discuss scope, staffing, locations, reliance upon management, and general audit approach, including coordination of audit effort with the internal audit department, if any.

6.     Ensure the rotation of the lead audit partner and other audit partners as required by law, and consider whether there should be regular rotation of the audit firm itself.  Current SEC regulations require the lead audit partner to be rotated every 5 years.

7.     Present its conclusions with respect to the independent auditor to the Board.

8.     Meet separately with the external auditors on a regular basis to discuss any matters that the committee or auditors believe should be discussed outside the presence of the full board.

9.     Review all material written communications between the independent auditors and management, e.g., management letter, schedule of unadjusted differences and/or reportable conditions letter.

F.             Compliance

1.     At least once annually, review with the Company’s legal counsel any legal matters that could have a significant impact on the Company’s financial statements, the Company’s compliance with applicable laws and regulations (in coordination with other committees), and inquiries received from regulators or governmental agencies.

2.     Establish procedures for: (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

3.     Review the process for communicating the Code of Ethics to appropriate company personnel, and for monitoring compliance therewith.

4.     Obtain regular updates from management and Company legal counsel regarding compliance matters.

G.            Reporting Responsibilities

1.     Annually prepare such report and certification to unit-holders as required by SEC regulations.

2.     Report to the Board about Committee activities and issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the performance and independence of the Company’s independent auditors, and, in the event the Company has employed an internal audit department, the performance of the internal audit function.

H.            Other Audit Committee Responsibilities

1.     Discuss and review with management the Company’s major policies with respect to risk assessment and risk management.

2.     As considered necessary by the Committee, review policies and procedures as well as audit results associated with directors’ and officers’ expense accounts and perquisites, including the use of the Company’s assets.

3.     Perform any other activities consistent with this Charter, the Company’s operating agreement, and governing law, as the Committee or the Board deems necessary or appropriate.

4.     Periodically review materials or receive education on audit committee-related and new accounting and auditing-related developments and best practices.

5.     Annually evaluate the Committee’s performance of its responsibilities, confirm that all responsibilities outlined in this charter have been carried out, and create an agenda for the ensuing year.

EXHIBIT 1

The term affiliate of, or a person affiliated with, a specified person, means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

(A)          A person will be deemed not to be in control of a specified person for purposes of this section if the person:

1.     Is not the beneficial owner, directly or indirectly, of more than 10% of any class of voting equity securities of the specified person; and

2.     Is not an executive officer of the specified person.

(B)           The previous paragraph (Subparagraph A) of this section only creates a safe harbor position that a person does not control a specified person.  The existence of the safe harbor does not create a presumption in any way that a person exceeding the ownership requirement in the previous paragraph (Subparagraph A) of this section controls or is otherwise an affiliate of a specified person.

The following will be deemed to be affiliates:

(A)                                                      An executive officer of an affiliate;

(B)                   A director who also is an employee of an affiliate;

(C)                   A general partner of an affiliate; and

(D)                  A managing member of an affiliate.

For purposes of the previous paragraph (Subparagraph A) of this section, dual holding companies will not be deemed to be affiliates of or persons affiliated with each other by virtue of their dual holding company arrangements with each other, including where directors of one dual holding company are also directors of the other dual holding company, or where directors of one or both dual holding companies are also directors of the business jointly controlled, directly or indirectly, by the dual holding companies (and, in each case, receive only ordinary-course compensation for serving as a member of the board of directors, audit committee or any other board committee of the dual holding companies or any entity that is jointly controlled, directly or indirectly, by the dual holding companies).

GOLDEN GRAIN ENERGY, LLC	Vote by Mail or Facsimile:
2008 Annual Meeting — Friday, February 15, 2008	1) Read the Proxy Statement
For Unit Holders as of January 21, 2008	2) Check the appropriate boxes on the proxy card below
Proxy Solicited on Behalf of the Board of Directors	3) Sign and date the proxy card
4) Return the proxy card in the envelope provided or via fax to (641) 421-845.

Proxy cards must be RECEIVED no later than 5:00 p.m. on Wednesday February 13, 2008

PROPOSAL ONE: ELECTION OF TWO DIRECTORS

**You may vote for two (2) nominees**

	For	Against	Abstain

Jerry Calease, Incumbent------>>>	☒	☒	☒	PLEASE INDICATE YOUR SELECTION BY FIRMLY PLACING AN “X” IN THE APPROPRIATE NUMBERED BOX WITH BLUE OR BLACK INK

Marion Cagley, Incumbent---->>>	☒	☒	☒

Kyle Wendland----------->>>	☒	☒	☒

By signing this proxy card, you appoint Dave Sovereign and Ron Pumphrey, jointly and severally, each with full power of substitution, as proxies to represent you at the 2008 Annual Meeting of the Members to be held on Friday, February 15, 2008, at the Holiday Inn, 2101 4th Street SW, Mason City, Iowa, and at any adjournment thereof, on any matters coming before the meeting. Registration for the meeting will begin at 5:00 p.m. with dinner at 6:00 p.m. The 2008 Annual Meeting will follow the dinner, and will commence at approximately 7:00 p.m.

Please specify your choice by marking the appropriate box for each matter above. The Proxies cannot vote your units unless you sign and return this card. For your proxy card to be valid, it must be received by the Company by 5:00 p.m. on Wednesday February 13, 2008.

This proxy, when properly executed, will be voted in the manner directed herein and authorizes the Proxies to take action in their discretion upon other matters that may properly come before the Meeting. If you do not mark any boxes, your units will be voted for Jerry Calease and Marion Cagley. If you choose only one (1) then the Proxies will vote your units only for the nominee you chose. If you choose more than two boxes, your proxy card will be invalid, but your units will count toward the quorum requirements.

Signature:	Joint Owner Signature
Print Name:	Print Joint Owner Name:
Date:	Date:

Number of Units Held:

Please sign exactly as your name appears above. Joint owners must both sign. When signing as attorney executor, administrator, trustee or guardian, please note that fact.